                                                                    EXHIBIT 99.1

                           EXECUTIVE COMPENSATION OF
                        DQE EXECUTIVE OFFICERS FOR 1997
                    AND SECURITY OWNERSHIP OF DQE DIRECTORS
                AND EXECUTIVE OFFICERS AS OF DECEMBER  31, 1997

Compensation

     The following Summary Compensation Table sets forth certain information as to cash and noncash compensation earned and either paid to, or accrued for the benefit of, the President and Chief Executive Officer and the four other highest-paid executive officers of DQE for services rendered in all capacities to DQE and its subsidiaries during the years indicated.

                           SUMMARY COMPENSATION TABLE

                                     Annual Compensation                      Long-Term Compensation
                            --------------------------------------    -------------------------------------
                                                                              Awards                Payouts
                                                                      --------------------------    -------
(a)                         (b)      (c)       (d)           (e)         (f)           (g)            (h)            (i)
                                                            Other       Other       Securities
                                                           Annual     Restricted    Underlying                    All Other
                                                           Compen-      Stock       Performance       LTIP         Compen-
     Name and                      Salary     Bonus        sation      Award(s)     Options/SARs    Payouts        sation
Principal Position          Year    ($)       ($)(1)        ($)(2)      ($)(3)         (#)(4)          ($)         ($)(2)
-----------------------     ----   -------   --------     --------    -----------   ------------   ---------      ---------
D. D. Marshall              1997   358,455   122,039        36,719           0         141,074          0           4,750
   President and Chief      1996   289,486   101,367        71,190     141,250 (5)      56,645          0           4,469
   Executive Officer                                                     5,725 (6)
                            1995   233,333    86,750        27,918           0          63,555          0           4,291

G.  L. Schwass              1997   250,000    87,500        64,508           0         114,548          0           4,746
   Exec. Vice Pres. and     1996   250,000    87,500       124,191           0          68,964          0           4,458
   Chief Financial Officer  1995   216,667    78,750        60,638           0          61,539          0           4,448

V. A. Roque                 1997   181,250    54,375             0           0          48,692          0           4,750
   Vice President and       1996   175,000    52,500         2,906       5,540 (6)      17,391          0           4,482
   General Counsel          1995   175,000    52,500       215,097           0          31,731          0           4,490

J. D. Mitchell              1997   130,008    39,000        52,912           0          46,973          0           3,510
   Vice President           1996   130,000    39,000         2,906       5,650 (6)      17,883          0           3,096
                            1995   130,000    39,000             0           0          25,500          0           2,508

D. J. Clayton               1997   117,500    26,625         3,708       5,685  (6)     21,889          0           3,486
   Vice President and       1996   104,837    40,485             0      56,125  (5)          0          0           3,116
    Treasurer               1995    98,567    24,976             0           0          10,000          0           2,920

(1) The amount of any bonus compensation is determined annually based upon the prior year's performance and either paid or deferred (via an eligible participant's prior election) in the following year. The amounts shown for each year are the awards earned in those years but established and paid or deferred in the subsequent years.

(2) Amounts of Other Annual Compensation are connected to the funding of non-qualified pension benefit accruals and/or compensatory tax payments on restricted stock. Amounts of Other Annual Compensation for Mr. Roque represent reimbursement for moving expenses, including sale of residence and income taxes. Amounts of All Other Compensation shown are Company matching contributions during 1995, 1996, and 1997 under the Duquesne Light Company 401(k) Retirement Savings Plan for Management Employees.

(3) The awards listed are the only restricted stock holdings of the named officers.

(4) Includes total number of stock options granted during the fiscal year, with or without tandem SARs and stock-for-stock (reload) options on option exercises, as applicable, whether vested or not. See table titled Option/SAR Grants in Last Fiscal Year. The stock options are subject to vesting (exercisability) based on Company and individual performance and achievement of specified goals and objectives.

(5) In 1996, Messrs. Marshall and Clayton were granted 5,000 and 2,000 shares, respectively, of restricted stock subject to the achievement of performance goals over a three-year period. In August of 1997, Messrs. Marshall and Clayton were awarded 2,000 and 500 shares, respectively, out of that grant. Final vesting will occur on June 30, 1999 if still employed by the Company or an affiliate. The value of the 5,000 and 2,000 shares as of December 31, 1997 is $175,625 and $70,250, respectively. Dividends will be accrued and paid after the end of the three-year period on the shares earned.

(6) Represents 200 shares, with a value of $7,025 as of December 31, 1997, of DQE Common Stock awarded as part of the consideration for the signing of a Non-Competition and Confidentiality Agreement. Dividends are paid quarterly.


Supplemental Tables

    The following tables provide information with respect to options to purchase DQE Common Stock and tandem stock appreciation rights in 1997 under the DQE, Inc. Long-Term Incentive Plan.

    Option grants are structured to align compensation with the creation of value for common stockholders. For example, should DQE stock rise 50% in value over the ten-year option term (from $35.125 per share to $52.6875 per share), stockholder value would increase an estimated $1,674,984,293, while the value of the grants to the individuals listed below would increase an estimated five-tenths of one percent ($8,429,901) of the total gain realized by all stockholders.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR
                               Individual Grants

           (a)                  (b)             (c)            (d)           (e)           (f)
------------------------------------------------------------------------------------
                             Number of      % of Total
                            Securities     Options/SARs      Exercise                     Grant
                            Underlying      Granted to       or Base                      Date
                           Options/SARs      Employees        Price      Expiration      Present
          Name              Granted (#)   in Fiscal Year    ($/Sh)(4)       Date      Value ($)(5)*
-----------------------    ------------   --------------   ------------  -----------  -------------
D. D. Marshall              47,952   (1)             6.6    28.4375        01/27/07       162,078
                               999   (1)              .1      29.75        02/25/07         3,536
                            13,559   (2)             1.8    28.9375        08/30/04        44,338
                             8,109   (2)             1.1    31.5625        08/30/04        31,139
                             9,964   (2)             1.3    30.8125        08/30/04        32,283
                             7,991   (2)             1.1    31.0625        02/19/02        28,128
                            52,500   (3)             7.3    30.9375        07/22/07       189,000

G. L. Schwass               30,770   (1)             4.2    28.4375        01/27/07       104,003
                             5,626   (2)              .7    28.5625        08/30/04        17,666
                            18,614   (2)             2.5    31.5625        08/30/04        71,478
                             1,613   (2)              .2    31.5625        07/23/01         5,871
                             5,425   (2)              .7    31.0625        08/30/04        17,848
                            52,500   (3)             7.3    30.9375        07/22/07       189,000

V. A. Roque                 18,462   (1)             2.5    28.4375        01/27/07        62,402
                               591   (1)              .1    31.7188        08/01/07         2,334
                             1,946   (2)              .2    28.5625        11/01/04         6,208
                             5,193   (2)              .7    31.0625        11/01/04        16,618
                            22,500   (3)             3.1    30.9375        07/22/07        81,000

J. D. Mitchell              13,714   (1)             1.9    28.4375        01/27/07        46,353
                             4,843   (2)              .6    28.5625        08/30/04        15,546
                             2,954   (2)              .4    30.7188        08/30/04         9,541
                             2,962   (2)              .4    30.7188        03/28/05         9,212
                            22,500   (3)             3.1    30.9375        07/22/07        81,000


D. J. Clayton                8,088   (1)             1.1    28.4375        01/27/07        27,337
                             1,073   (1)              .1    33.7813        10/01/07         4,635
                               228   (2)              .0     31.875        08/29/05           939
                            10,000   (3)             1.3    30.9375        07/22/07        36,000
                             2,500   (3)              .3    32.7813        09/22/07         9,750

* The actual value, if any, an executive may realize will depend on the difference between the actual stock price and the exercise price on the date the option is exercised. There is no assurance that the value ultimately realized by an executive, if any, will be at or near the value estimated.

(1) These grants represent performance stock options with tandem stock appreciation rights and stock-for-stock (reload) options.

(2) These grants represent stock-for-stock (reload) options received upon exercise of stock options by the applicable officer electing to use previously owned DQE stock to exercise the options under the terms of the Plan. These reload options include tandem stock appreciation rights and dividend equivalent accounts and stock-for-stock options.

(3) These grants represent performance stock options with dividend equivalents. Awards are made over a three-year period and are determined on the basis of individual achievement of strategic goals and objectives.

(4) The exercise price of the options is the fair market value of DQE Common Stock on the date such options were granted. The exercise price may be payable in cash or previously owned shares of DQE Common Stock held for at least six months.

(5) The grant date present value shown in column (f) gives the theoretical value of the options listed in column (b) on the grant dates using the Black-Scholes option pricing model, modified to account for the payment of dividends. The theoretical value of the option was calculated assuming an option life equal to the time period between the grant date and expiration date (i.e., from 3.93 to 10.00 years); a periodic risk-free rate of return equal to the yield of the U.S. Treasury note having a similar maturity date as the option expiration date, as reported by Bloomberg Financial Markets on the grant date (i.e., from 5.75% to 6.67%); an initial quarterly dividend immediately following the option grant date (i.e., from $0.34 to $0.36), with an expected growth rate of 5.0% per year as estimated by "Value Line Ratings and Reports", dated December 12, 1997; and an expected monthly stock price volatility as reported by Bloomberg Financial Markets over approximately the same length of time as the option life as of the month of the grant, (i.e., from 12.40% to 15.60%). No adjustments to the grant date present values have been made with respect to exercise restrictions, forfeiture, or early exercise.


              Aggregated Option/SAR Exercises in Last Fiscal Year
                     and Fiscal Year-End Option/SAR Values

            (a)                   (b)           (c)                 (d)                     (e)
                                                                 Number of               Value of
                                                                Securities              Unexercised
                               Number of                  Underlying Unexercised       in-the-Money
                              Securities                      Options/SARs at         Options/SARs at
                              Underlying       Value        Fiscal Year-End (#)       Year-End ($)(7)
                                                          -----------------------  ---------------------
                             Options/SARs     Realized         Exercisable/            Exercisable/
Name                          Exercised (#)    ($)(5)        Unexercisable (6)      Unexercisable (6)
--------------------------   --------------   ---------   -----------------------  ---------------------
D. D. Marshall                67,971   (1)    295,403             75,120 / 78,564   447,599 / 324,165
                              44,783   (2)    398,162


G. L. Schwass                 78,743   (1)    404,816             49,987 / 78,152   255,998 / 313,941
                              35,376   (2)    311,903

V. A. Roque                   12,116   (1)     83,549             49,456 / 28,284   385,915 / 117,328
                               8,843   (2)     91,980

J. D. Mitchell                12,445   (2)    112,707             40,520 / 28,416   217,364 / 120,285
                               9,000   (3)     90,186

D. J. Clayton                  8,088   (1)     27,802              2,234 / 13,801     24,853 / 49,917
                                 266   (2)      2,094
                               7,500   (4)     59,062

(1)  Stock appreciation rights exercised for stock and cash.

(2) Stock options exercised for stock by tendering shares of previously-owned DQE Common Stock.

(3)  Stock appreciation rights exercised for cash.

(4)  Stock options exercised for stock by tendering cash.

(5) Represents the difference between the exercise price of the options or SARs and the fair market value of DQE Common Stock on the New York Stock Exchange on the date of exercise.

(6) The numbers set forth include options/SARs previously granted (including those granted in 1997) but not yet earned. The number to be earned will be based on individual performance and may be earned by the officer over future periods from one to three years as established with each option grant.

(7) Represents the difference between the exercise price of the options or SARs and the fair market value of DQE Common Stock on the New York Stock Exchange on December 31, 1997.

Retirement Plan

        DQE and its subsidiaries maintain tax-qualified and non-qualified defined benefit pension plans and arrangements that cover the named executive officers, among others. The following table illustrates the estimated annual straight-life annuity benefits payable at the normal retirement age of 65 to management employees in the specified earnings classifications and years of service shown:


                               PENSION PLAN TABLE


    Highest
  Consecutive                            Years of Service
   Five-Year     --------------------------------------------------------------------
    Average
 Compensation          5       10        15        20        25        30        35
---------------  -------  -------  --------  --------  --------  --------  --------
$100,000           8,000   16,000    24,000    32,000    39,000    46,000    51,000
$125,000         $10,000  $20,000  $ 30,000  $ 41,000  $ 51,000  $ 59,000  $ 65,000
$150,000         $12,000  $25,000  $ 37,000  $ 50,000  $ 62,000  $ 71,000  $ 79,000
$175,000         $15,000  $29,000  $ 44,000  $ 59,000  $ 73,000  $ 84,000  $ 93,000
$200,000         $17,000  $34,000  $ 51,000  $ 68,000  $ 84,000  $ 97,000  $107,000
$300,000         $26,000  $52,000  $ 78,000  $104,000  $129,000  $149,000  $164,000
$400,000         $35,000  $70,000  $105,000  $140,000  $174,000  $200,000  $220,000
$500,000         $44,000  $88,000  $132,000  $176,000  $219,000  $252,000  $277,000

     Compensation utilized for pension formula purposes includes salary and bonus reported in columns (c) and (d) of the Summary Compensation Table and stock option compensation prior to March 1, 1994. An employee who has at least five years of service has a vested interest in the retirement plan. Benefits are received by an employee upon retirement, which may be as early as age 55. Benefits are reduced by reason of retirement if commenced prior to age 60 or upon election of certain options under which benefits are payable to survivors upon the death of the employee. Pension amounts set forth in the above table reflect the integration with social security of the tax-qualified retirement plans. Retirement benefits are also subject to offset by other retirement plans under certain conditions.

     The years of credited service for Mr. Schwass are 24. The current covered compensation and current years of credited service for Messrs. Marshall, Mitchell, and Clayton respectively, are $381,689 and 20; $149,513 and 18; and $105,020 and 18. The average covered compensation and current years of credited service for Mr. Roque are $211,181 and 6. Mr. Roque is not vested in the Retirement Plan.

Change of Control Agreements and Prior Employment Agreements

     DQE and its affiliates have entered into severance agreements (the "DQE Severance Agreements") with David D. Marshall, Victor A. Roque, Gary L. Schwass, James D. Mitchell, and Donald J. Clayton, and with eight other officers of DQE or its affiliates, providing benefits upon a Change in Control (as defined below). The DQE Severance Agreements provide for payments and certain other benefits to the officer if the officer's employment is terminated by the officer after a Constructive Discharge (as defined below), or is terminated by DQE for any reason other than death, disability or cause at any time during the period that begins on the date of a Change of Control and ends 36 months after the closing of the transactions giving rise to such Change in Control. The payment will be a lump sum amount equal to (i) three times the officer's current annual base pay and target bonus opportunity at the time of the termination, (ii) an amount intended to compensate the officer for the loss of long-term incentive benefits, and (iii) the amount of forfeitures, if any, and expected contributions for the 36 months following the termination under DQE's 401(k) Plan. In addition, the officer will receive a lump sum payment equal to the actuarial value of the excess of (x) the benefits payable to the officer under the Retirement Plan of DQE and the Supplemental Executive Retirement Plan of DQE (the "Retirement Plans"), assuming three additional years of participation by the officer in the Retirement Plans, over (y) the actual benefit payable to the officer under the Retirement Plans. Medical, disability and life insurance benefits also will continue for the same 36-month period. The officer also is entitled to such payments and benefits if the employee voluntarily terminates his or her employment in the thirteenth month following the closing of the transaction giving rise to the Change in Control, provided that the 36 month payment and benefit period would be reduced to 24 months and payments and benefits would be reduced, if necessary, to avoid the excise tax under Section 4999 of the Code.

     In addition to standalone non-competition agreements with Messrs. Marshall, Roque, Mitchell, and Clayton, the DQE Severance Agreements also provide that these officers will not disclose confidential information about the company or its affiliates; compete directly or indirectly with the Company or any of its affiliates in a specified geographic area; solicit the business of certain customers and suppliers of the Company; or induce any employee of the Company or its affiliates to leave his or her current employment, each for specified periods of time following the termination of his or her employment with the Company.

     Messrs. Marshall and Schwass had prior employment agreements with the Company. The officers and the Company have agreed that on the date of a Change in Control, prior employment agreements will terminate and the provisions thereof will no longer be in effect; provided, if the announced transaction with Allegheny Energy, Inc. closes, the termination of the employment agreements is final. However, if the Board determines the transaction will not close, and the officer is an employee of the Company or an affiliate thereof on the date the Board so determines, then on such date the Employment Agreement will be reinstated in all respects with the Employment Agreement's remaining term being the same as the remaining term of the Employment Agreement on the date of the Change of Control. In addition, it is intended that the termination provisions of the DQE Severance Agreements are in lieu of, and not in addition to, termination or severance payments and benefits provided under the Company's other termination or severance plans or agreements.

     The officer will also be entitled to a tax gross-up payment if (i) it is determined that any payment (and the value of any benefits) received or to be received under his or her DQE Severance Agreement would be subject to the excise tax imposed by Section 4999 of the Code and (ii) the payments (and the value of any benefits) to be received in excess of 300% of the base amount (as that term is defined in Section 280G of the Code) exceeds 10% of the total payments and benefits due pursuant to the DQE Severance Agreements. Otherwise, the payments and benefits received or to be received pursuant to the DQE Severance Agreements will be reduced to an amount which will not be subject to such excise tax. "Change in Control" is defined in the DQE Severance Agreements as, among other things, the public announcement of a transaction approved by the DQE Board involving a merger of DQE other than a merger in which the outstanding voting securities of DQE immediately prior to the merger continue to represent at least 80% of the outstanding voting securities of DQE or the surviving entity immediately after the merger. The Merger constitutes such a merger and therefore the public announcement of the DQE Board's approval of the Merger constituted a Change in Control for purposes of the DQE Severance Agreements, unless and until the Merger is abandoned. "Constructive Discharge" is defined in the DQE Severance Agreements as, among other things, (i) a requirement that the officer be based at any office or location more than 50 miles from Pittsburgh, Pennsylvania, other than an office or location within 35 miles of the principal executive offices of DQE, Duquesne Light, or the parent of DQE;
(ii) the reduction of the officer's compensation or benefits, unless part of a reduction for all executive officers of DQE, Duquesne Light or any parent thereof; (iii) the material failure of DQE to comply with the terms of the officer's DQE Severance Agreement; or (iv) prior to the closing of the transaction giving rise to the Change in Control, a material decrease in the employee's positions, titles, authority or duties. If the employment of all officers with DQE Severance Agreements were terminated, the aggregate cost to DQE under the DQE Severance Agreements would not exceed $20,000,000.

Beneficial Ownership of Stock

     The following table shows all equity securities of DQE beneficially owned, directly or indirectly, as of December 31, 1997, by each director and by each executive officer named in the Summary Compensation Table:

                                                   Total Shares of   Shares of Common Stock/
                                                     Common Stock    Nature of Ownership (1)
--------------------------------------------------------------------------------------------
Daniel Berg......................................     6,939           5,289  VP, IP
                                                                      1,650  Joint, SVP, SIP
Doreen E. Boyce..................................     5,994           5,994  VP, IP
Robert P. Bozzone................................    18,945     (2)   9,639  VP, IP
                                                                      7,000  VP, IP
                                                                      2,306  VP
Sigo Falk........................................     7,895     (3)   6,395  VP, IP
                                                                      1,500  SVP, SIP
William H. Knoell................................     7,537     (4)   6,502  VP, IP
                                                                      1,035  SVP, SIP
David D. Marshall................................   110,579   (5,6)   5,000  VP
                                                                     22,350  Joint, SVP, SIP
Thomas J. Murrin.................................     6,079     (7)   2,781  VP, IP
                                                                      2,548  VP
                                                                        750  Joint, SVP, SIP
Eric W. Springer.................................     8,250     (8)   7,328  VP, IP
Gary L. Schwass..................................    92,940     (5)  22,726  VP, IP
Donald J. Clayton................................     5,292   (5,6)   2,200  VP
                                                                        630  VP, IP
James D. Mitchell................................    46,402     (5)   5,682  Joint, SVP, SIP
                                                                        200  VP, IP
Victor A. Roque..................................    55,979     (5)     432  VP, IP
                                                                      5,500  Joint, SVP, SIP
Directors, Nominees and Executive
   Officers as a Group (14 persons)..............   377,472

          None of the individuals named in the table above owned beneficially more than one percent of the outstanding shares of DQE Common Stock. The directors and executive officers as a group beneficially owned less than one percent of the outstanding shares of DQE Common Stock as of December 31, 1997.

(1) The term "Joint" means owned jointly with the person's spouse. The initials "VP" and "IP" mean sole voting power and sole investment power, respectively, and the initials "SVP" and "SIP" mean shared voting power and shared investment power, respectively.

(2) 7,000 of these shares are held by a foundation established for charitable purposes, for which Mr. Bozzone is the trustee but not an income beneficiary. 2,306 shares remain to vest over three years from a grant under the DQE, Inc. 1996 Stock Plan for Non-Employee Directors.

(3) 1,500 of these shares are held by a trust in which Mr. Falk is an income beneficiary but not a trustee.

(4) 1,035 of these shares are held by a trust in which Mr. Knoell is a trustee and the income beneficiary.

(5) The amounts shown as owned by Messrs. Marshall, Schwass, Roque, Mitchell, and Clayton include shares of Common Stock which they have the right to acquire within 60 days of December 31, 1997 through the exercise of stock options granted under the Long-Term Incentive Plan in the following amounts: 83,229; 70,214; 50,047; 40,520; and 2,462, respectively, and all executive officers as a group:  246,722 shares.

(6) The amounts shown as being owned by Messrs. Marshall and Clayton include a grant of 5,000 and 2,000 shares, respectively, of restricted stock which are subject to performance vesting for a three-year period, 1996-1999, and 200 shares of restricted stock which were awarded to Mr. Clayton as part of a consideration for the signing of a Noncompetition and Confidentiality Agreement and are subject to forfeiture for a period of one year from the date of the Agreement.

(7) 2,548 shares remain to vest over two years from a grant under the DQE, Inc. 1996 Stock Plan for Non-Employee Directors.

(8) 922 of these shares are held by Mr. Springer's wife. Mr. Springer disclaims beneficial ownership of such shares.

     Messrs. Marshall, Schwass, Clayton, Mitchell, and Roque also beneficially own 819, 821, 497, 430, and 328 shares, respectively, of Duquesne Light Company Preference Stock, Plan Series A as of December 31, 1997. The preference shares are held by the Duquesne Light Employee Stock Ownership Plan trustee for Duquesne Light Company's 401(k) Plan on behalf of the Executive Officers, who have voting but not investment power. The preference shares are redeemable for DQE Common Stock or cash on retirement, termination of employment, death, or disability. Shares outstanding as of December 31, 1997 for the Preference Stock, Plan Series A are 799,456. Mr. Roque is not vested in these preference shares.

     The directors and executive officers do not own any shares of Duquesne Light Preferred Stock or DQE Preferred Stock, Series A (Convertible).


Principal Shareholders

     The following table sets forth, to the knowledge of the Company, the beneficial owners, as of December 31, 1997, of more than five percent of the outstanding shares of:

1.  DQE Common Stock
    ----------------

                                                                   Common Stock Owned Beneficially
                                                                -------------------------------------
           Name                           Address               Number of Shares     Percent of Class
          -----                           -------               ----------------     ----------------
Sanford C. Bernstein & Co., Inc.     767 Fifth Avenue              7,264,501               9.4%
                                     New York, NY  10153

     Sanford C. Bernstein & Co., Inc. has sole voting power over 4,339,821 shares, sole investment power over 7,264,501 shares, and shared voting power over 643,332 shares.

     Sanford C. Bernstein & Co., Inc. does not own any shares of Duquesne Light Preferred Stock or DQE Preferred Stock, Series A (Convertible).

2.  DQE Preferred Stock, Series A (Convertible)
    -------------------------------------------

                                                            Common Stock Owned Beneficially
                                                         -------------------------------------
           Name                    Address               Number of Shares     Percent of Class
          -----                    -------               ----------------     ----------------
Robert G. Haas               9307 Oxted Lane                         5,860              37.9
                             Spring, TX  77379

C. W. Minter                 Box 522                                 5,860              37.9
                             Hunt, TX  78024

Raymond O. Whisenant, Sr.    HC02, Box 113P                          1,880              12.1
                             Dripping Springs, TX  78620

Raymond O. Whisenant, Jr.    206 Gatlin Creek Road                   1,880              12.1
                             Dripping Springs, TX  78620

     The principal shareholders of the DQE Preferred Stock, Series A (Convertible) do not own any shares of DQE Common Stock or Duquesne Light Preferred Stock.


Directors' Fees and Plans

     Directors who are not employees are compensated for their Board service by a combination of DQE Common Stock and cash. They receive an annual Board retainer of $15,000 in cash for service to the Company and its affiliates, payable in twelve monthly installments, and 250 shares of DQE Common Stock, payable annually. Each director also receives a fee of $1,000 for each Board and committee meeting attended. Directors who are employees of the Company or any of its affiliates do not receive fees for their services as directors.

     In order to increase directors' stock-based compensation and thus strengthen the link between directors' compensation and stockholder interests, the Board adopted a new stock plan in 1996 under which new non-employee directors will each receive up to 4,150 shares of restricted DQE Common Stock that will vest at the rate of 50% after five years of service as a director plus an additional 10% per year in years six through ten. Unvested shares are forfeited if the recipient ceases to be a director.

     Each director under the age of 72 who is not an employee may elect under a directors' deferred compensation plan to defer receipt of a percentage of his or her director's remuneration until after termination of service as a director. Deferred compensation may be received in one to ten annual installments commencing, with certain exceptions, on the 15th day of January of the year designated by the director. Interest accrues quarterly on all deferred compensation at a rate equal to a specified bank's prime lending rate. Dr. Berg and Dr. Mehrabian elected to participate in the plan for 1997. Dr. Mehrabian resigned from the Board effective September 30, 1997.

     As part of its overall program to promote charitable giving, the Company has a Charitable Giving Program for all directors funded by Company-owned life insurance policies on the directors. Upon the death of a director, the Company will donate up to five hundred thousand dollars, payable in ten equal annual installments, to one or more qualifying charitable organizations recommended by the director and reviewed and approved by the Duquesne Light

Company Employment and Community Relations Committee. A director must have Board service of 60 months or more in order to qualify for the full donation amount, with service of less than 60 months qualifying for an incremental donation. The program does not result in any material cost to the Company.

     The Company provides Business Travel Insurance to its non-employee directors as part of its Business Travel Insurance Plan for Management Employees. In the event of accidental death or dismemberment, benefits of up to $400,000 per individual are provided. The program does not result in any material cost to the Company.

     Directors can participate in the Duquesne Light Company College Matching Gift Program which provides a dollar-for-dollar match of a gift of cash or securities, up to a maximum of $5,000 per donor during any one calendar year to an accredited, non profit, non proprietary degree granting college, university, or junior college located within the United States or one of its possessions which is recognized by the Internal Revenue Service as eligible to receive tax-deductible contributions. The program does not result in any material cost to the Company.


Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and any persons who beneficially own more than ten percent of the Company's Common Stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 1997, all such Section 16(a) filing requirements were met.



Compensation Committee Interlocks and Insider Participation

     The members of the Compensation Committee are Dr. Boyce and Messrs. Bozzone and Falk. No member of the Compensation Committee was at any time during 1997 or at any other time an officer or employee of the Company.

     No executive officer of the Company served on the Board of Directors or Compensation Committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.